MASTECH DIGITAL, INC.

2008 STOCK INCENTIVE PLAN

(as amended and restated)

RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT (RSU) AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule A hereto (the “Grant Date”) by and between Mastech Digital, Inc., a Pennsylvania corporation (the “Corporation”), and the person named on Schedule A hereto (the “Grantee”).

WHEREAS, Grantee is a valuable employee of the Corporation or one of its subsidiaries (each, an “Affiliate”) and the Corporation considers it desirable and in its best interest that Grantee be given an inducement to acquire a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by granting the Grantee restricted stock units representing the right to receive shares of common stock, par value $.01 per share, of the Corporation (the “Stock”); and

WHEREAS, the Corporation has adopted the 2008 Stock Incentive Plan (the "Plan") under which the Corporation may grant restricted stock units to key employees of the Corporation subject to restrictions set forth in the Plan and this Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree that as of the Grant Date, the Corporation hereby grants Grantee the number of restricted stock units set forth on Schedule A hereto (“RSUs”), representing authorized and unissued Stock, upon the terms and conditions set forth in the Plan and this Agreement. Each RSU represents an unfunded, unsecured right to receive one share of Stock upon vesting and settlement, subject to the terms hereof.

SECTION 1: RSU Award

1.1.
Subject to the terms and conditions set forth herein and the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Corporation hereby awards to Grantee the number of RSUs set forth on Schedule A hereto.

1.2.
The RSUs do not represent actual shares of Stock and shall not entitle Grantee to any rights as a stockholder of the Corporation prior to settlement. Grantee shall have no voting rights, no right to receive dividends, and no other stockholder rights with respect to the RSUs until the shares of Stock are actually delivered to Grantee upon settlement of the RSUs.

SECTION 2: Restrictions on Transfer

2.1.
The RSUs awarded hereunder or any interest therein may not be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a "Disposition" of the RSUs) by the Grantee, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation, without consideration of any RSUs as to which restrictions on Disposition shall at such time be in effect.

2.2.
Grantee acknowledges that until RSUs vest and the underlying shares of Stock are settled and delivered, Grantee holds only a contractual right to receive shares of Stock in the future, subject to the terms of this Agreement and the Plan. No certificates, book-entry credits, or other evidence of share ownership shall be issued with respect to the RSUs.

2.3.
As soon as practicable after the date on which restrictions on Disposition of any RSUs lapse and shares of Stock are delivered in settlement of such RSUs, the Corporation will cause to be delivered to Grantee (which delivery may be by the Corporation’s interoffice mail or by the U.S. mail at the last address for Grantee then indicated in the Corporation's records) certificates for such shares of Stock, subject to satisfaction of applicable tax withholding obligations pursuant to Section 4.2, registered in the name of Grantee, credit such shares of Stock to a book-entry account in the Grantee’s name, or by such other method as the Corporation deems appropriate.

2.4.
Grantee understands that the transfer agent for the Stock will be instructed to effect transfers of the shares of Stock underlying vested RSUs only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 3: Lapse of Restrictions and Forfeiture of RSUs

3.1.
If Grantee remains continuously employed by the Corporation through the close of business on the vesting dates as set forth in Schedule A, RSUs shall vest in accordance with Schedule A. As soon as practicable after each vesting date (but in no event later than 75 days thereafter), the number of shares of Stock underling RSUs that vested as of such vesting date shall be delivered to Grantee.

3.2.
Notwithstanding Section 3.1 hereof, RSUs shall become immediately vested upon termination of Grantee's active employment with the Corporation, prior to vesting, if such termination is by reason of (i) Grantee's death or (ii) Grantee's disability (covered by a long-term disability plan of the Corporation or an Affiliate then in effect).

3.3.
Upon the effective date of a termination of Grantee's employment with the Corporation for any reason not specified in Section 3.2 above, all unvested RSUs shall automatically, without any further action of the Corporation or the Grantee, be forfeited and Grantee will have no further rights with respect to such unvested RSUs. For purposes of the immediately preceding sentence, the effective date of Grantee's termination shall be the date upon which Grantee ceases to perform services as an employee of the Corporation or any of its subsidiaries.

SECTION 4: Miscellaneous

4.1.
Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the RSUs awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of RSUs under the Plan, the vesting of RSUs or the delivery of shares of Stock underlying vested RSUs to comply with any law or regulation in effect from time to time.

4.2.
Grantee shall be advised by the Corporation or an Affiliate as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation or such Affiliate on the compensation income resulting from the award of, or vesting of, or delivery of shares of Stock with respect to RSUs. Grantee shall pay any taxes required to be withheld directly to the

Corporation or any Affiliate in cash upon request; provided, however, Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the shares of Stock underlying vested RSUs otherwise deliverable to Grantee or by delivering to the Corporation shares of the Grantee’s Stock having a Fair Market Value, as defined in the Plan, on the date as of which such taxes are calculated, equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied. Grantee understands that the Company is not obligated to deliver the shares of Stock underlying vested RSUs unless and until Grantee shall have made arrangements satisfactory to the Corporation to satisfy any obligation for withholding taxes with respect to the RSUs.

4.3.
Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys' fees and disbursements) arising out of any breach by Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

4.4.
Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right which the Corporation may have to terminate the employment of such Grantee.

4.5.
This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Plan Administrator; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the RSUs. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern.

4.6.
The RSUs are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and this Agreement shall be interpreted and administered consistent with such intent. Settlement of RSUs shall occur no later than March 15 of the calendar year following the calendar year in which the RSUs vest (the "short-term deferral" exception under Section 409A), unless a valid deferral election has been made in accordance with Section 409A. To the extent that any provision of this Agreement would cause the RSUs to be subject to Section 409A or would result in any tax, penalty, or interest thereunder, such provision shall be modified to the extent permitted by applicable law to avoid such result.

4.7.
This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit (RSU) Agreement as of the Grant Date set forth on Schedule A.

MASTECH DIGITAL, INC.

By:__/s/Nirav Patel_____________________

GRANTEE

By:___/s/Kannan Sugantharaman___________

Kannan Sugantharaman

MASTECH DIGITAL, INC.

2008 STOCK INCENTIVE PLAN

(as amended and restated)

RESTRICTED STOCK UNIT (RSU) AGREEMENT

Schedule A

1.
Grantee: Kannan Sugantharaman

2.
Grant Date: August 10, 2026

3.
Number of RSUs covered by the grant: 20,000

4.
Vesting schedule: The RSUs shall become vested and exercisable in accordance with the following schedule:

(i)
6,667 RSUs shall vest on the one-year anniversary of the Grant Date;
(ii)
An additional 6,667RSUs shall vest on the two-year anniversary of the Grant Date;
(iii)
An additional 6,666RSUs shall vest on the three-year anniversary of the Grant Date

 /s/NP

Initials of Authorized Officer of

MASTECH DIGITAL, INC.

 /s/KS

Grantee's Initials